EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. PROMOTES ELIZABETH D. BRUMLEY TO

EXECUTIVE VICE PRESIDENT& CHIEF FINANCIAL OFFICER

HOUSTON, TX – November 28, 2011 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced that Elizabeth D. Brumley, CPA, has been promoted to Executive Vice President and Chief Financial Officer effective immediately.  She will also continue as Sterling’s Chief Accounting Officer and Controller, positions she has held since March 2011.  The CFO position had been temporarily held by Joseph Harper, Jr., who will continue as an Executive Vice President of the Company.

Before joining Sterling, Ms. Brumley was Vice President, Finance and Chief Financial Officer with Bristow Group Inc. (NYSE: BRS), a global helicopter services provider.  She joined Bristow in 2005 as Vice President, Chief Accounting Officer and Controller.

Earlier in her career, Ms. Brumley was with MAXXAM Inc., which at the time was a publicly-traded forest products, real estate investment and development, and racing company, where she rose to Vice President and Controller.  Prior to joining MAXXAM, she served in positions of increasing responsibility at GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), a publicly-traded offshore marine services company, where she served as as Controller from 1990 to 1996.  Ms. Brumley started her career in public accounting at Arthur Andersen LLP, leaving the firm as a senior auditor.

Ms. Brumley holds a BA in English and a Master of Accounting from Rice University, and is a certified public accountant in the State of Texas.

Commenting, Patrick T. Manning, Sterling’s Chairman and Chief Executive Officer stated, “In very short order, Liz’s performance has distinguished her within our Company and in the eyes of our Board.  She is a highly qualified and experienced finance and accounting executive, who quickly learned our business and has become an integral part of our senior management team.”

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large markets in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

Contact:
Sterling Construction Company, Inc.                                                                                  Investor Relations Counsel
Brian Manning                                                                                   The Equity Group Inc.
EVP & Chief Business Development Officer                                                                   Linda Latman212-836-9609
Elizabeth Brumley                                                                                         Lena Cati  212-836-9611
EVP & Chief Financial Officer
281-821-9091